Exhibit 15(a)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-208276, 333-178183 and 333-162857 on Forms S-8, Registration Statement No. 333-215126 on Form F-3 and Registration Statement No. 333-214752 on Form F-4 of our reports dated April 18, 2017, relating to the consolidated financial statements of Advanced Semiconductor Engineering, Inc. and its subsidiaries (which report expresses an unqualified opinion based on our audit and the report of the other auditors and includes an explanatory paragraph relating to the convenience translation of New Taiwan dollar amounts into U.S. dollar amounts); and the effectiveness of the Advanced Semiconductor Engineering, Inc. and its subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 20-F of Advanced Semiconductor Engineering, Inc. for the year ended December 31, 2016.

/s/Deloitte & Touche

Taipei, Taiwan

Republic of China

April 18, 2017